UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2010

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 749-8371

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On July 30, 2010, Specialized Technology Resources, Inc., a wholly owned subsidiary of the registrant (“STR”), entered into a purchase and sale agreement (the “Agreement”) with East Windsor Limited Partnership, LLC (“Seller”), pursuant to which STR agreed to purchase, and Seller agreed to sell, the premises located at 96 Newberry Road, East Windsor, CT (the “Premises”).   At the closing of the transaction, STR has agreed to pay a total of $4.9 million, of which $100,000 was paid as a refundable deposit upon the signing of the Agreement.  The Premises includes approximately 40 acres and a warehouse containing approximately 275,000 square feet.  The closing of the transactions contemplated by the Agreement is subject to the satisfaction of certain conditions, and the Agreement may be terminated by STR at any time prior to September 30, 2010 (the “Contingency Period”).  During the Contingency Period, STR will conduct its environmental, structural and title assessment of the Premises.  It is anticipated that the Premises will be used by STR to house a new, state-of-the-art research and development facility and a production facility to manufacture encapsulant for solar modules.  STR anticipates that the closing will occur during the early fourth quarter of 2010.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1	Agreement of Purchase and Sale dated July 30, 2010 by and between East Windsor Limited Partnership, LLC and Specialized Technology Resources, Inc.

99.1	Press release entitled “STR Holdings Announces $19 Million Investment in U.S. Manufacturing Expansion and Relocation,” issued by the Company on August 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: August 3, 2010	By:	/s/ Barry A. Morris
Barry A. Morris
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Purchase and Sale dated July 30, 2010 by and between East Windsor Limited Partnership, LLC and Specialized Technology Resources, Inc.

99.1	Press release entitled “STR Holdings Announces $19 Million Investment in U.S. Manufacturing Expansion and Relocation,” issued by the Company on August 3, 2010.